Exhibit 3.2

CARLYLE CREDIT SOLUTIONS, INC.

ARTICLES SUPPLEMENTARY

Carlyle Credit Solutions, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 50,000,000 authorized but unissued shares of Class I Common Stock, $0.01 par value per share (the “Class I Common Stock”), of the Corporation as shares of Class S Common Stock, $0.01 par value per share, of the Corporation, with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth below, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class S Common Stock

(1) Designation and Number. 50,000,000 shares of Class I Common Stock shall be reclassified as shares of “Class S Common Stock” (the “Class S Common Stock”).

(2) General. Each share of Class S Common Stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as the Class I Common Stock, except as provided in the Charter and any multiple class plan adopted by the Corporation.

(3) Net Asset Value. The net asset value of the Class S Common Stock shall be calculated in accordance with the 1940 Act and separately from each other class of stock of the Corporation based on (a) the fees and charges specifically attributable to the Class S Common Stock, including, without limitation, any distribution fees and stockholder servicing expenses attributable to the Class S Common Stock and (b) the proportionate amount of all other fees and expenses of the Corporation not attributable to the Class S Common Stock that are allocated among the classes of Common Stock.

(4) Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Class S Conversion Rate” shall mean the fraction, the numerator of which is the Class S NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class S NAV Per Share” shall mean the net asset value of the Corporation allocable to the Class S Common Stock (including any reduction for distribution and/or servicing fees as described in the PPM), determined as described in the PPM, divided by the number of outstanding shares of Class S Common Stock.

“Class I NAV Per Share” shall mean the net asset value of the Corporation allocable to the Class I Common Stock divided by the number of outstanding shares of Class I Common Stock.

“Listing” shall mean the listing of any or all of the shares of Class I Common Stock on a securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, or any other internationally recognized securities exchange determined by the Board of Directors.

“PPM” shall mean the Corporation’s private placement memorandum, as may be amended or supplemented from time to time.

(5) Conversion. Each share of Class S Common Stock shall automatically and without any action on the part of the holder thereof convert into a number of shares (including any fractional shares) of Class I Common Stock equal to the Class S Conversion Rate on the earliest to occur of: (i) the end of the month in which the Placement Agent (as defined in the PPM), in conjunction with the Corporation’s transfer agent determines that the total transaction or other fees, including upfront placement fees or brokerage commissions, and stockholder servicing and/or distribution fees (all as described in the PPM) paid with respect to the shares of Class S Common Stock held in a stockholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such shares of Class S Common Stock, as such percentage may be modified from time to time consistent with any applicable exemptive relief from the Securities and Exchange Commission; (ii) the date following the completion of the primary portion of the offering of the shares of Class S Common Stock, as determined by the Board of Directors, on which, in the aggregate, underwriting compensation from all sources in connection with the offering, including the stockholder servicing and/or distribution fees and other underwriting compensation, is equal to 10% of the gross proceeds from the Corporation’s primary offering; (iii) the Listing of the Class I Common Stock; (iv) the liquidation, dissolution or winding up of the Corporation; and (v) a merger or consolidation of the Corporation with or into another entity or the sale or other disposition of all or substantially all of the Corporation’s assets.

(6) Status of Reacquired Shares. Any shares of Class S Common Stock that shall have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Class S Common Stock.

SECOND: The shares of Class S Common Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective at 12:02 p.m., Eastern Time, on December 23, 2025.

FIFTH: The undersigned acknowledges the foregoing Articles Supplementary to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 23rd day of December, 2025.

Attest:	CARLYLE CREDIT SOLUTIONS, INC.

/s/ Joshua Lefkowitz	By:	/s/ Tom Hennigan
Joshua Lefkowitz		Tom Hennigan
Secretary		Chief Financial Officer

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